Exhibit 10.3

July 31, 2014

David L. Kennedy
1190 Dogwood Drive
Greensboro, GA 30642

Dear David:

This letter is to confirm your resignation as Executive Vice Chairman of Scientific Games Corporation (the “Company”) effective August 1, 2014. As discussed, you will continue to serve as Vice Chairman of the Company’s Board of Directors (“Board”) in a non-employee capacity.

In connection with your transition from executive service, your Employment Agreement (the “Agreement”) with the Company, dated June 9, 2014, will terminate and you will not be entitled to any payments or benefits under Section 4 of the Agreement, other than Standard Termination Payments (as defined therein). Notwithstanding termination of the Agreement, Sections 5 and 12 of the Agreement shall survive in accordance with their terms.

The Company will permit your sign-on equity of 150,000 restricted stock units, granted on December 5, 2013, to continue to vest during your Board service. Attached as an Exhibit hereto is an amended and restated award agreement for such grant which conforms its terms to those applicable to members of the Board. In addition, the Company will, no later than March 15, 2015, pay you a pro-rated bonus for 2014 based on your service as an executive of the Company through July.

Please confirm your acknowledgement and agreement with the terms and conditions surrounding your transition from executive service by signing this letter and the award agreement in the Exhibit.

We look forward to continuing to work with you as a member of the Board.

/s/ Peter Mani
Peter Mani
VP and Chief Human Resources Officer

/s/ David L. Kennedy
David L. Kennedy
Date: July 31, 2014

EXHIBIT

SCIENTIFIC GAMES CORPORATION
2003 INCENTIVE COMPENSATION PLAN
AS AMENDED AND RESTATED JUNE 11, 2014

AMENDED AND RESTATED
TERMS AND CONDITIONS (NON-EMPLOYEE DIRECTOR) OF
SIGN-ON GRANT

THIS AGREEMENT, by and between SCIENTIFIC GAMES CORPORATION (the “Company”) and David L. Kennedy (the “Participant”), is effective as of the date signed by the Participant below.
WHEREAS, the Company’s Compensation Committee (the “Committee”) administers the Scientific Games Corporation 2003 Incentive Compensation Plan, as amended from time to time (the “Plan”);
WHEREAS, the Committee may from time to time approve awards for the Participant in such amounts and at such times as the Committee may determine in its sole discretion, which awards shall be subject to the terms and conditions of the Plan and this Agreement, as such terms and conditions may be amended or supplemented from time to time by the Committee;
WHEREAS, by virtue of the Participant’s assumption of the role of President and Chief Executive Officer of the Company, the Committee determined that the Participant was eligible to receive an award under the Plan in the amount of 150,000 restricted stock units on December 5, 2013, which the Participant accepted through Fidelity Investments on February 23, 2014 (the “Sign-On Grant”);
WHEREAS, Participant became the Executive Vice Chairman of the Company on June 10, 2014;
WHEREAS, in connection with Participant’s transition from Executive Vice Chairman of the Company to Vice Chairman of the Company’s Board of Directors (the “Transition”), the Participant and the Company (i) acknowledge and agree that the vesting of the Sign-On Grant will not accelerate pursuant to its terms as a result of the Transition in accordance with Section 4(e) of Participant’s Employment Agreement with the Company; and (ii) desire that the award agreement with respect to the Sign-On Grant Participant entered into as an employee be amended and restated to conform to the Plan’s standard non-employee director award agreement;
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree that the Sign-On Grant shall be governed by this amended and restated Agreement, as of the date hereof, as follows.
1.    Grants. This Agreement relates to the Sign-On Grant with respect to 150,000 restricted stock units (“Units”).
2.    Incorporation of Plan by Reference. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Committee, shall govern. Except as otherwise provided herein, all capitalized terms used herein shall have the meaning given to such terms in the Plan.
3.    Restriction on Transfer of Awards. Awards under the Plan may not be sold, assigned, transferred, pledged, hypothecated, margined, or otherwise encumbered or disposed of by the Participant, except for transfers upon the death of the Participant.
4.    Vesting Schedule for Awards. Unless otherwise set forth in the applicable Award notice, Award under the Plan will be granted with a four-year ratable vesting schedule such that 25% of the total Award will vest on each of the first four anniversaries of the grant date.
5.    Distribution of Vested Units. As soon as administratively practicable after each applicable vesting date of an Award of Units (generally within three business days and in no event more than 15 business days), the Company will deliver to the Participant a number of shares of Common Stock equal to the number of Units that vested as of an applicable vesting date.
6.     Taxes. To the extent required by applicable federal, state, local or foreign law, the Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to an Award. The Company shall not be required to issue shares until such obligations are satisfied. In the case of Units, unless otherwise determined by the Committee, the Company will withhold from any shares deliverable upon the vesting of Units a number of shares sufficient to satisfy the minimum applicable withholding taxes; provided, however, that, unless otherwise determined by the Committee, the Participant will be permitted to elect, in accordance with procedures adopted from time to time by the Company, to pay the tax withholding amount in cash, in which case no shares will be withheld and the Participant will be required to pay the amount of the taxes in full by the vesting date, in cash, by certified check, bank cashier’s check or wire transfer.

7.    Expiration of Awards; Effect of Termination.
Subject to the provisions of the Plan and this Agreement, except to the extent otherwise specifically provided under the terms of any grant or award of Units:
(i)    in the event the provision of services by the Participant terminates for any reason (other than by reason of death or “Disability” (as defined below)), all unvested Units shall be immediately forfeited; or
(ii)    in the event the provision of services by the Participant terminates by reason of death or Disability, all unvested Units shall fully vest and become non-forfeitable as of the date of death or the date of such termination, as the case may be, and, in all other respects, all such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted.
For purposes of this Agreement, “Disability” shall mean the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

8.     Other Terms.
(a)    No Shareholder Rights. Until shares of Common Stock covered by an Award are issued to the Participant in connection with the vesting of Units, the Participant shall have no voting, dividend or other rights as a stockholder of the Company for any purpose.
(b)    Consideration for Grant. Participant shall not be required to pay any cash consideration for the grant of an Award. In the case of grants of Units, as to which cash consideration at the time of grant or vesting shall not be required, the Participant's performance of services to the Company from the grant date to the date of vesting shall be deemed to be consideration for the grant, which services have a value at least equal to the aggregate par value of the shares being newly issued in connection with the grant. The foregoing notwithstanding, an Award may be granted in exchange for the Participant’s surrender of another Award or other right to compensation, if and to the extent permitted by the Committee.
(c)    Insider Trading Policy Applicable. Participant acknowledges that sales of shares received with respect to Awards will be subject to the Company's policies regulating trading by directors.
9    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.
10.    Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof, contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement, including, without limitation, the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

11.     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the provisions governing conflict of laws.
12. Data Privacy. For Participants in certain jurisdictions, the data privacy laws of such jurisdictions may require the Participants’ consent to the use and transfer of certain personal information necessary to administer the Plan and any Awards the Participants may receive. Accordingly, if applicable, the Participant hereby acknowledges and agrees that the Participant’s receipt of any Awards, including any right to receive the shares of Common Stock following vesting of an award of Units or retain the profit from the sale of shares of Common Stock subject to an Award, is conditioned upon Participant’s consent to the use and transfer of such personal information pursuant to the consent previously executed by the Participant or, if the Participant has not previously executed such a consent, to the provisions of the consent form which accompanies this Agreement (as such form may be supplemented from time to time). Participant’s execution of this Agreement constitutes acceptance and ratification of this condition and the Participant’s consent to the use and transfer of certain personal information in connection with the Participant’s participation in the Plan pursuant to the provisions of such consent form (as such form may be supplemented from time to time).
13.     Plan Administrator. The Company has retained Fidelity Stock Plan Services, LLC as a third-party administrator to assist in the administration and management of the Plan (the “Plan Administrator” or “Fidelity”). A listing of all Awards may be viewed through the Plan Administrator’s website at www.NetBenefits.com once the Participant has established an account with the Plan Administrator. The Plan Administrator shall handle the vesting and settlement of Units. The Company reserves the right to replace Fidelity as the Plan Administrator at any time in the Company’s sole discretion.
14.    Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Awards shall be final and conclusive.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the Plan as of the day and year first written above.

SCIENTIFIC GAMES CORPORATION
/s/ Scott Schweinfurth
Scott Schweinfurth
Executive Vice President and Chief Financial Officer

PARTICIPANT:
/s/ David L. Kennedy
David L. Kennedy
Date: July 31, 2014